Exhibit 99.1

For immediate release:

Bank of Commerce Holdings™ announces Third Quarter 2012 Results

REDDING, California, October 31, 2012/ PR Newswire— Patrick J. Moty, President & CEO of Bank of Commerce Holdings (NASDAQ: BOCH), a $946.5 million bank holding company, and parent company of Redding Bank of Commerce™, and Roseville Bank of Commerce™ (a division of Redding Bank of Commerce) (the “Bank”), today reported net income available to common shareholders of $1.5 million, and diluted earnings per share (EPS) attributable to continuing and discontinuing operations of $0.12 and $(0.03), respectively, for the third quarter 2012.

Financial Highlights

•

Net income available to common shareholders of $1.5 million reflects a 14% decrease over the $1.7 million reported for the quarter ended September 30, 2011, and a 27% decrease over the $2.0 million recorded for the second quarter 2012.

•

Diluted EPS attributable to continuing operations of $0.12 compares to $0.08 reported for the same period a year ago and $0.11 for the prior quarter ended June 30, 2012. Diluted EPS attributable to discontinued operations of $(0.03) compares to $0.02 reported for the same period a year ago and $0.01 for the prior quarter ended June 30, 2012.

•	Loan loss provisions for the third quarter were $1.9 million compared to $2.2 million for the third quarter 2011, and $1.7 million for the prior quarter ended June 30, 2012.

•	Nonperforming assets represented 3.03% of total assets in the current period versus 2.30% for the quarter ended September 30, 2011 and 2.41% for the quarter ended June 30, 2012.

•

On August 31, 2012 with an effective date of June 30, 2012, the Holding Company sold the 51% ownership interest (capital stock) in Bank of Commerce Mortgage for consideration of $5.2 million. The transaction is expected to be cash flow neutral, with $5.2 million resulting in a return of capital. The Mortgage Company will continue its operation under a different assumed name.

Patrick J. Moty, President and CEO commented: “We continue to be pleased with the overall financial results of the company. Year to date, net income available to common shareholders is up 22% from the first nine months of 2011, and third quarter performance from continuing operations reflects a positive variance from the second quarter of 2012. But more importantly, last week we celebrated our 30th year in business. Throughout these last three decades, it’s been our greatest pleasure assisting businesses and individuals in achieving their financial goals.”

This quarterly press release includes forward-looking information, which is subject to the “safe harbor” created by the Securities Act of 1933, and Securities Act of 1934. These forward-looking statements (which involve the Company’s plans, beliefs and goals, refer to estimates or use similar terms) involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors:

•	Competitive pressure in the banking industry and changes in the regulatory environment.

•	Changes in the interest rate environment and volatility of rate sensitive assets and liabilities.

•	The health of the economy declines nationally or regionally which could further reduce the demand for loans or reduce the value of real estate collateral securing most of the Company’s loans.

•	Credit quality deteriorates which could cause an increase in the provision for loan losses.

•	Asset/Liability matching risks and liquidity risks.

•	Changes in the securities markets.

For additional information concerning risks and uncertainties related to the Company and its operations please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and under the heading: “Risk factors that may affect results” and subsequent reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Table 1 below shows summary financial information for the quarters ended September 30, 2012 and 2011, and June 30, 2012.

Table 1
	SUMMARY FINANCIAL INFORMATION
(Shares and dollars in thousands)	Quarter ended September 30, 2012	Quarter ended September 30, 2011	Change	Quarter ended June 30, 2012	Change
Selective quarterly performance ratios
Return on average assets, annualized	0.72%	0.91%	-0.19%	0.96%	-0.24%
Return on average equity, annualized	6.15%	7.45%	-1.30%	8.14%	-1.99%
Efficiency ratio for quarter to date	52.06%	49.48%	2.58%	53.72%	-1.66%

Share and Per Share figures - Actual
Common shares outstanding at period end	16,121	16,991	(870)	16,265	(144)
Weighted average diluted shares	16,147	16,991	(844)	16,302	(155)
Diluted EPS attributable to continuing operations	$0.12	$0.08	$0.04	$0.11	$0.01
Diluted EPS attributable to discontinued operations	$(0.03)	$0.02	$(0.05)	$0.01	$(0.04)
Book value per common share	$5.67	$5.30	$0.37	$5.54	$0.13
Tangible book value per common share	$5.52	$4.94	$0.58	$5.22	$0.30

Capital Ratios
	September 30, 2012	September 30, 2011	Change	June 30, 2012	Change
Bank of Commerce Holdings
Tier 1 risk based capital ratio	14.67%	15.01%	-0.34%	14.24%	0.43%
Total risk based capital ratio	15.92%	16.26%	-0.34%	15.49%	0.43%
Leverage ratio	13.21%	14.02%	-0.81%	13.41%	-0.20%

Redding Bank of Commerce
Tier 1 risk based capital ratio	14.11%	15.43%	-1.32%	13.56%	0.55%
Total risk based capital ratio	15.36%	16.69%	-1.33%	14.81%	0.55%
Leverage ratio	12.71%	13.25%	-0.54%	12.90%	-0.19%

Bank of Commerce Holdings (the “Company”) remains well capitalized. At September 30, 2012, the Company’s Tier 1 and Total risk based capital ratios measured 14.67% and 15.92% respectively, while the leverage ratio was 13.21%.

Return on average assets (ROA) and return on average equity (ROE) for the three months ended September 30, 2012, was 0.72% and 6.15%, respectively, compared with 0.91% and 7.45%, respectively, for the three months ended September 30, 2011. The decrease in ROA and ROE for the three months ended September 30, 2012, compared with the same period a year ago, was primarily driven by a loss on the disposal of Bank of Commerce Mortgage (the “Mortgage Company”), a subsidiary of the Holding Company.

On August 31, 2012 with an effective date of June 30, 2012, the Holding Company sold its 51% ownership interest (capital stock) in the Mortgage Company, a residential mortgage banking company headquartered in San Ramon, California. The Mortgage Company operates twenty-one offices in the states of California and Colorado, and is licensed to do business in California, Colorado, Oregon, Nevada and Texas. The Holding Company purchased a controlling interest in the Mortgage Company in May 2009, by acquiring 51% of their capital stock.

Under the terms of the Stock Purchase Agreement, the Holding Company sold its 51% interest in the Mortgage Company at a price of $5.2 million. In exchange for Bank of Commerce Holdings’ 51% share of the Mortgage Company’s equity, Bank of Commerce Holdings received consideration of $321 thousand in cash and a promissory note in the amount of $4.7 million (fair value of $3.9 million). The disposal of the Mortgage Company resulted in a $746 thousand loss on disposal of discontinued operations.

Balance Sheet Overview

As of September 30, 2012, the Company had total consolidated assets of $946.5 million, total net portfolio loans of $594.1 million, allowance for loan and lease losses of $10.6 million, total deposits of $691.6 million, and stockholders’ equity of $111.4 million.

Overall, the net portfolio loan balance increased modestly during the third quarter. The Company’s net loan portfolio was $594.1 million at September 30, 2012, compared with $583.6 million at June 30, 2012, an increase of $10.5 million, or 1.80%. The increase in net portfolio loans was primarily driven by net originations of commercial loans, and decreases in the allowance for loan and lease losses (ALLL). Commercial loan originations were a result of several large funding disbursements to local borrowers within our markets. During the third quarter 2012, the decrease in construction loans, when compared to the second quarter 2012, primarily resulted from the build out of one large project, which was subsequently refinanced into an owner occupied commercial real estate loan.

Table 2
	PERIOD END LOANS
	September 30,	% of	September 30,	% of	Change		June 30,	% of
(Dollars in thousands)	2012	Total	2011	Total	Amount	%	2012	Total
Commercial	$165,915	27%	$157,254	26%	$8,661	6%	$151,834	25%
Real estate – construction loans	21,346	4%	24,257	4%	(2,911)	-12%	29,048	5%
Real estate – commercial (investor)	215,836	36%	215,781	36%	55	0%	214,004	36%
Real estate – commercial (owner occupied)	74,667	12%	64,963	11%	9,704	15%	69,024	12%
Real estate – ITIN loans	61,020	10%	66,365	11%	(5,345)	-8%	62,189	10%
Real estate – mortgage	17,062	3%	19,653	3%	(2,591)	-13%	19,638	3%
Real estate – equity lines	44,041	7%	45,593	8%	(1,552)	-3%	45,761	8%
Consumer	4,530	1%	5,400	1%	(870)	-16%	4,396	1%
Other loans	62	0%	101	0%	(39)	-39%	51	0%

Gross portfolio loans	604,479	100%	599,367	100%	5,112	1%	595,945	100%
Less:
Deferred loan fees, net	(216)		11		(227)	-100%	(160)
Allowance for loan and lease losses	10,560		10,590		(30)	0%	12,497

Net portfolio loans	$594,135		$588,766		$5,369	1%	$583,608

Yield on loans	5.23%		5.56%		-0.33%		5.43%

Table 3
	PERIOD END CASH EQUIVALENTS AND INVESTMENT SECURITIES
	September 30,	% of	September 30,	% of	Change		June 30,	% of
(Dollars in thousands)	2012	Total	2011	Total	Amount	%	2012	Total
Cash equivalents:
Cash and due from banks	$40,541	14%	$30,710	14%	$9,831	32%	$40,035	15%
Interest bearing due from banks	23,893	9%	27,476	12%	(3,583)	-13%	24,035	9%

	64,434	23%	58,186	26%	6,248	11%	64,070	24%

Investment Securities-AFS:
U.S. Treasury and agency	0	0%	4,012	2%	(4,012)	-100%	0	0%
Obligations of state and political subdivisions	68,019	24%	60,417	26%	7,602	13%	76,179	28%
Mortgage backed securities	54,353	20%	46,169	21%	8,184	18%	52,842	20%
Corporate securities	49,747	18%	35,521	16%	14,226	40%	49,477	19%

Other asset backed securities	22,809	8%	19,585	9%	3,224	16%	22,850	9%
	194,928	70%	165,704	74%	29,224	18%	201,348	76%
Investment Securities-HTM:
Obligations of state and political subdivisions	18,808	7%	0	0%	18,808	100%	0	0%

Total cash equivalents and investment securities	$278,170	100%	$223,890	100%	$54,280	24%	$265,418	100%

Yield on cash equivalents and investment securities	2.78%		2.64%		0.14%		2.80%

The Company maintained a solid liquidity position during the reporting period. As of September 30, 2012, the Company maintained cash positions at the Federal Reserve Bank (FRB) and correspondent banks in the amount of $40.5 million. The Company also held certificates of deposits with other financial institutions in the amount of $23.9 million, which management considers highly liquid.

During August of 2012, the Company transferred $18.0 million in available-for-sale securities to the held-to-maturity category. Management determined that it had the positive intent to hold these securities for an indefinite period of time, due to their relatively higher yields, relatively lower coupons, longer maturities, and in some instances their CRA qualifications. The securities transferred had a total amortized cost of $18.0 million, fair value of $18.8 million, unrealized gross gains of $874 thousand, and unrealized gross losses of $40 thousand at the time of transfer. The net unrealized gain of $839 thousand which is recorded in other comprehensive income (OCI) net of tax will be amortized over the life of the securities as an adjustment to yield.

The Company’s available-for-sale investment portfolio is generally utilized as a source of liquidity to fund other higher yielding asset opportunities, such as commercial and mortgage loan originations when required. Available-for-sale securities totaled $194.9 million at September 30, 2012, compared with $201.3 million at June 30, 2012. During the third quarter of 2012, management continued to strategically reposition the portfolio to maximize yields within the framework of our present risk tolerance and overall interest rate view. During the period, the Company focused on investing excess cash and reinvesting cash flows received from principal and interest pay downs from mortgage backed securities and collateralized mortgage obligations into bank qualified municipal bonds and corporate bonds.

Purchases of corporate bonds were focused on relatively short term (maturities ranging between four to six years), high quality debt instruments issued by large financial institutions. Management believes the risk adjusted yield spreads of these securities compared to what is currently offered in the treasury markets or mortgage backed securities markets provides the Company with certain opportunities to maintain net interest margins without extending too long on the yield curve.

Purchases of municipal bonds focused on bank qualified general obligation and revenue bonds where the debt proceeds are used to fund the operations of state and local essential services. The municipal bonds purchased generally had maturities ranging from five to eight years, with some bonds having call dates within two to four years. Management monitors the financial performance of the municipal bond portfolio on an ongoing basis. Should the outcome of these reviews indicate declining credit quality, inadequate debt service coverage, or if the bonds have fallen outside of our risk tolerance, the bonds will be sold in the open market.

During the third quarter 2012, the Company purchased forty securities with a weighted average yield of 2.75%, and sold fifteen securities with a weighted average yield of 3.30%. Pursuant to the sales activity, the Company recorded $550 thousand in realized gains on the sales of securities.

At September 30, 2012, the Company’s net unrealized gain on available-for-sale securities was $4.6 million, compared with $2.8 million net unrealized gains at June 30, 2012. The favorable change in net unrealized gains was primarily due to increases in the fair values of the Company’s corporate and municipal bond portfolios, primarily driven by changes in market interest rates, and the contraction of market spreads subsequent to the initial purchase of these bonds.

Table 4
	QUARTERLY AVERAGE DEPOSITS BY CATEGORY
	Q3	% of	Q3	% of	Change		Q2	% of
(Dollars in thousands)	2012	Total	2011	Total	Amount	%	2012	Total
Demand deposits	$120,821	18%	$99,088	15%	$21,733	22%	$108,940	16%
Interest bearing demand	213,217	31%	167,489	26%	45,728	27%	187,288	28%

Total checking deposits	334,038	49%	266,577	41%	67,461	25%	296,228	44%
Savings	90,856	13%	94,287	14%	(3,431)	-4%	88,869	14%

Total non-time deposits	424,894	62%	360,864	55%	64,030	18%	385,097	58%
Time deposits	264,244	38%	290,811	45%	(26,567)	-9%	282,490	42%

Total deposits	$689,138	100%	$651,675	100%	$37,463	6%	$667,587	100%

Weighted average rate on total deposits	0.78%		1.13%		-0.36%		0.90%

Third quarter 2012 average total deposits increased 6% or $37.5 million to $689.1 million from the third quarter in 2011. Non maturing core deposits increased $46.0 million or 13% year over year. Insured Cash Sweep (ICS) deposits totaling $23.6 million as of September 30, 2012 are included in interest bearing demand. ICS deposits are brokered money market deposit accounts which are considered non core for regulatory purposes.

Operating Results for the Third Quarter 2012

Through active management and servicing of problem credits and maintenance of a relatively solid net interest margin, the Company has remained profitable over an extended period despite continued weak economic conditions. Accordingly, the Company continues to be well positioned to take advantage of strategic growth opportunities.

Net income attributable to Bank of Commerce Holdings was $1.7 million for the three months ended September 30, 2012, compared with $2.3 million for the three months ended June 30, 2012, and $2.0 million for the three months ended September 30, 2011. Net income available to common shareholders was $1.5 million for the three months ended September 30, 2012, compared with $2.0 million for the three months ended June 30, 2012, and $1.7 million for the three months ended September 30, 2011. During the third quarter of 2012, diluted earnings per share attributable to continuing operations increased $0.01 per share when compared to the second quarter of 2012, and increased $0.04 per share compared to the third quarter of 2011. During the third quarter of 2012, diluted earnings per share attributable to discontinued operations decreased $0.04 per share when compared to the second quarter of 2012, and decreased $0.05 per share compared to the third quarter of 2011.

The decrease in diluted earnings per share from discontinued operations during the third quarter 2012 as compared to the prior quarter and the same period a year ago was primarily driven by the $746 thousand loss on disposal of the Mortgage Company.

The Company continued to pay quarterly cash dividends of $0.03 per share during 2012, consistent with the quarterly dividends paid in 2011.

Table 5
	SUMMARY INCOME STATEMENT
	Q3	Q3	Change		Q2	Change
(Dollars in thousands)	2012	2011	Amount	%	2012	Amount	%
Net interest income	$9,115	$8,444	$671	8%	$8,714	$401	5%
Provision for loan and lease losses	1,900	2,211	(311)	-14%	1,650	250	15%
Noninterest income	1,419	1,049	370	35%	1,182	237	20%
Noninterest expense	5,484	4,697	787	17%	5,316	168	3%

Income before income taxes	3,150	2,585	565	22%	2,930	220	8%
Provision for income taxes	923	905	18	2%	857	66	8%

Net income	2,227	1,680	547	33%	2,073	154	7%
Discontinued Operations:
Income (loss) from discontinued operations	(746)	1,210	(1,956)	-162%	622	(1,368)	-220%
Income tax expense associated with income (loss) from discontinued operations	(239)	499	(738)	-148%	271	(510)	-188%

Net income (loss) from discontinued operations	(507)	711	(1,218)	-171%	351	(858)	-244%
Less: Net income from discontinued operations attributable to noncontrolling interest	0	348	(348)	-100%	172	(172)	-100%

Net income attributable to Bank of Commerce Holdings	1,720	2,043	(323)	-16%	2,252	(532)	-24%
Less: preferred dividend and accretion on preferred stock	250	334	(84)	-25%	248	2	1%

Income available to common shareholders	$1,470	$1,709	$(239)	-14%	$2,004	$(534)	-27%

Basic EPS attributable to continuing operations	$0.12	$0.08	$0.04	50%	$0.11	$0.01	9%
Basic EPS attributable to discontinued operations	$(0.03)	$0.02	$(0.05)	-250%	$0.01	$(0.04)	-400%
Average basic shares	16,147	16,991	(844)	-5%	16,302	(155)	-1%
Diluted EPS attributable to continuing operations	$0.12	$0.08	$0.04	50%	$0.11	$0.01	9%
Diluted EPS attributable to discontinued operations	$(0.03)	$0.02	$(0.05)	-250%	$0.01	$(0.04)	-400%
Average diluted shares	16,147	16,991	(844)	-5%	16,302	(155)	-1%

Net interest income for the three months ended September 30, 2012 was $9.1 million, an increase of $671 thousand or 8% compared to the same period in 2011, and an increase of $401 thousand compared with the three months ended June 30, 2012. The increase in net interest income during the three months ended September 30, 2012 compared to the same period a year ago was primarily driven by increased volume in the investment securities portfolio, decreased cost of funds resulting from the re-pricing of deposits into lower rates, and lower average balances in time deposits, partially offset by decreased interest income realized from the loan portfolio.

The decrease in loan interest income was primarily driven by the downward re-pricing of the ITIN variable rate 1-4 family mortgage loans. During the three months ended September 30, 2012, the ITIN portfolio with an average balance of $61.7 million yielded 3.59% compared to a yield of 4.26% during the same period a year ago.

Interest income recognized from the investment securities portfolio increased $542 thousand during the three months ended September 30, 2012, compared with the same period a year ago. During the final six months of 2011, the entire pool of U.S Agencies with yields averaging 2%, were either sold or called away, with the majority of the cash flows reinvested into higher yielding corporate bonds, municipal bonds, and asset backed securities. Accordingly, the portfolio composition during the third quarter of 2012 was more heavily weighted with higher yielding securities, compared to the same period a year ago. Furthermore, despite net purchases of municipal bonds and corporate bonds at relatively lower yields compared to like kind bonds in our existing portfolio, we managed to maintain a modestly higher overall portfolio yield compared with the same period a year ago. The tax equivalent yield from the investment securities portfolio for the three months ended September 30, 2012 was 3.84% compared with 3.68% during the same period a year ago.

Table 6
	NET INTEREST SPREAD AND MARGIN
(Dollars in thousands)	Q3 2012	Q3 2011	Change Amount	Q2 2012	Change Amount
Tax equivalent yield on average interest earning assets	4.68%	4.87%	-0.19%	4.64%	0.04%
Rate on average interest bearing liabilities	0.69%	1.05%	-0.36%	0.77%	-0.08%

Net interest spread	3.99%	3.82%	0.17%	3.87%	0.12%
Net interest margin on a tax equivalent basis	4.14%	4.03%	0.11%	4.03%	0.11%

Average earning assets	$907,675	$859,919	$47,756	$891,529	$16,146
Average interest bearing liabilities	$708,163	$686,422	$21,741	$704,440	$3,723

The net interest margin (net interest income as a percentage of average interest earning assets) on a fully tax-equivalent basis was 4.14% for the three months ended September 30, 2012, an increase of 11 basis points compared to the same period a year ago. The increase in net interest margin during the three months ended September 30, 2012 compared to the same period a year ago primarily resulted from a 30 basis point decline in interest expense to average earning assets, partially offset by a 19 basis point decrease in yield on earning assets. With decreasing elasticity in our funding costs and historically low interest rates, maintaining net interest margins in the foreseeable future will present significant challenges. Accordingly, management will continue to pursue organic loan growth, and actively manage the investment securities portfolio to maintain the yield on earning assets.

Noninterest income for the three months ended September 30, 2012 was $1.4 million, an increase of $370 thousand or 35% when compared to the same period a year ago. The following table presents the key components of noninterest income for the three months ended September 30, 2012 and 2011, and June 30, 2012:

Table 7
	NONINTEREST INCOME
	Q3	Q3	Change		Q2	Change
(Dollars in thousands)	2012	2011	Amount	%	2012	Amount	%
Service charges on deposit accounts	$49	$50	$(1)	-2%	$50	$(1)	-2%
Payroll and benefit processing fees	122	99	23	23%	118	4	3%
Earnings on cash surrender value - Bank owned life insurance	114	117	(3)	-3%	114	0	0%
Gain (loss) on investment securities, net	550	532	18	3%	542	8	1%
Merchant credit card service income, net	39	39	0	0%	38	1	3%
Other income	545	212	333	157%	320	225	70%

Total noninterest income	$1,419	$1,049	$370	35%	$1,182	$237	20%

Payroll and benefit processing fees increased by $23 thousand for the three months ended September 30, 2012 compared to the same period a year ago. In September 2011, the Bank acquired eighty payroll processing customer relationships from a local payroll processing sole proprietorship. As a result of the transaction, the Company has recognized increased payroll and benefit processing fees during the current period.

Gains on the sale of investment securities increased by $18 thousand for the three months ended September 30, 2012 compared to the same period a year ago. During the third quarter of 2012, the Company sold fifteen securities compared to eleven securities during the same period a year ago. The sales activity during the third quarter of 2012 resulted in gross gains of $579 thousand and gross losses of $29 thousand.

The major components of other income are fees earned on ATM transactions, safe deposits, and online banking. Also included in other income are gains on litigation, FHLB dividends, and wealth management commissions. The increase in other income for the three months ended September 30, 2012, compared to the same period a year ago and the prior quarter, was primarily driven by a $240 thousand favorable litigation settlement with the servicer of a purchased pool of loans. Changes in the other components of other income are a result of normal operating activities.

Noninterest expense for the three months ended September 30, 2012 was $5.5 million, an increase of $787 thousand or 17% compared to the same period a year ago. The following table presents the key elements of noninterest expense for the three months ended September 30, 2012 and 2011, and June 30, 2012:

Table 8
	NONINTEREST EXPENSE
	Q3	Q3	Change		Q2	Change
(Dollars in thousands)	2012	2011	Amount	%	2012	Amount	%
Salaries and related benefits	$2,732	$2,507	$225	9%	$2,595	$137	5%
Occupancy and equipment expense	508	548	(40)	-7%	473	35	7%
Write down of other real estate owned	0	0	0	0%	425	(425)	-100%
FDIC insurance premium	202	300	(98)	-33%	198	4	2%
Data processing fees	94	92	2	2%	115	(21)	-18%
Professional service fees	255	229	26	11%	304	(49)	-16%
Deferred compensation expense	150	136	14	10%	146	4	3%
Other expenses	1,543	885	658	74%	1,060	483	46%

Total noninterest expense	$5,484	$4,697	$787	17%	$5,316	$168	3%

Salaries and related benefits expense for the three months ended September 30, 2012 was $2.7 million, an increase of $225 thousand or 9% compared to the same period a year ago. The increase in salary and related benefit expense during the third quarter compared to the same period a year ago was primarily driven by a $149 thousand increase in the employee cash incentive program accrued at the Bank.

Although real estate values have generally stabilized in our markets, the lagging impact from depressed values continues to affect our loan portfolio. As such, a continuance of foreclosure activity has resulted in migration of properties into OREO. Particularly impacted by the depressed real estate market are our ITIN loans, which consist of 1-4 family mortgages. At September 30, 2012, thirteen ITIN 1-4 family residential properties consisting of an aggregate principal balance of $938 thousand were held in OREO. These properties are generally sold within four months from foreclosure, and generally have not had further impairment subsequent to transferring into OREO. Furthermore, at September 30, 2012, three commercial real estate properties consisting of an aggregate principal balance of $2.1 million, and a 1-4 family construction property with a principal balance of $24 thousand were held in OREO. The commercial real estate properties carry significantly higher appraised values than 1-4 family residential properties, and have much longer disposition times. Accordingly, the entire write down of OREO in the previous quarter was related to the commercial properties. During the third quarter of 2012, no further impairment was deemed necessary for either the commercial properties or the 1-4 family properties.

The decrease in FDIC assessments during the three months ended September 30, 2012, compared to the same period a year ago resulted from improvements in the Bank’s overall deposit assessment risk profile. Additional discussion on FDIC insurance assessments is provided in our most recent 10-K filed on March 9, 2012, in Item 1 under the caption Federal Deposit Insurance Premiums.

Professional service fees encompass audit, legal and consulting fees. Increases in professional service fees for the three months ended September 30, 2012 compared to the same period a year ago were primarily driven by increased legal costs associated with the sale of the Mortgage Company, commissions paid pursuant to the Company’s stock repurchase plan, and the recruitment of certain banking professionals.

Other expenses for the three months ended September 30, 2012, were $1.5 million, an increase of $658 thousand or 74% compared to the same period a year ago. The increase in other expenses was primarily driven by increased losses on the sale of OREO properties, prior year tax expenses, and increased amortization of the California Affordable Housing credits. During the three months ended September 30, 2012, the Company sold six properties for an aggregate loss of $335 thousand, compared to aggregate losses of $65 thousand during the same period a year ago. In addition the Bank recognized additional prior year tax expenses of $142 thousand resulting from a franchise tax board audit, and recognized a $48 thousand increase in the amortization of the California Affordable Housing tax credits.

Table 9
	ALLOWANCE ROLL FORWARD
(Dollars in thousands)	Q3 2012	Q2 2012	Q1 2012	Q4 2011	Q3 2011
Beginning balance	$12,497	$11,373	$10,622	$10,590	$13,363
Provision for loan loss charged to expense	1,900	1,650	1,300	1,800	2,211
Loans charged off	(4,011)	(880)	(788)	(1,996)	(5,355)
Loan loss recoveries	174	354	239	228	371

Ending balance	$10,560	$12,497	$11,373	$10,622	$10,590
Gross portfolio loans outstanding at period end	$604,479	$595,945	$590,811	$594,372	$599,366
Ratio of allowance for loan losses to total loans	1.75%	2.10%	1.92%	1.79%	1.77%
Nonaccrual loans at period end:
Commercial	$3,330	$0	$0	$49	$228
Construction	77	104	105	106	1,650
Commercial real estate	10,393	6,160	5,943	6,104	3,034
Residential real estate	11,733	13,943	14,544	14,806	14,010
Home equity	95	298	302	353	353

Total nonaccrual loans	$25,628	$20,505	$20,894	$21,418	$19,275
Accruing troubled debt restructured loans
Commercial	$72	$56	$0	$0	$0
Construction	0	0	0	0	0
Commercial real estate	9,790	12,798	14,584	14,590	16,811
Residential real estate	3,117	2,750	2,920	2,870	3,279
Home equity	501	436	401	423	426

Total accruing restructured loans	$13,480	$16,040	$17,905	$17,883	$20,516
All other accruing impaired loans	7,281	472	472	472	908

Total impaired loans	$46,389	$37,017	$39,271	$39,773	$40,699

Allowance for loan and lease losses to nonaccrual loans at period end	41.20%	60.95%	54.43%	49.59%	54.94%
Nonaccrual loans to total loans	4.24%	3.44%	3.54%	3.60%	3.22%
Allowance for loan and lease losses to impaired loans	22.76%	33.76%	28.96%	26.71%	26.02%

The ALLL totaled $10.6 million and $12.5 million at September 30, 2012 and June 30, 2012, respectively. The decrease in the ALLL as of September 30, 2012 compared to June 30, 2012 is principally attributable to net charge offs exceeding provisions for loan and lease losses in the current period. There were a number of factors that contributed to the increase in net charge offs, including more impairment charges on both existing impaired loans and newly classified impaired loans.

Net charge offs were $3.8 million for the three months ended September 30, 2012, compared with net charge offs of $526 thousand for the three months ended June 30, 2012. The third quarter charge offs were centered in commercial real estate, 1-4 family residential, and home equity loans. Overall, the loan portfolio is showing signs of stabilization, however there are lingering weaknesses where the borrower’s business revenue is tied to real estate. At September 30, 2012, the loan portfolio reflects modest decreases in total past due loans, and increases in impaired loans, compared to December 31, 2011. In addition, as of September 30, 2012, there was a net migration of loans into internal risk rating of substandard, compared to amounts reported as of December 31, 2011. The commercial real estate loan portfolio and commercial loan portfolio will continue to be influenced by weakness in real estate values, the effects of high unemployment levels, and general overall weakness in economic conditions. As such, management will continue to aggressively identify and dispose of problematic assets which could lead to an elevated level of charge offs. Specific problem loans that are collateral dependent have been identified for impairment and are recorded at the fair value (appraised value) of the collateral less cost to sell. Specific problem loans that are not collateral dependent have been allocated a specific reserve based on expected future cash flows. Despite the current level of charge offs, management believes the Company’s ALLL is adequately funded given the current level of credit risk.

At September 30, 2012, the recorded investment in loans classified as impaired totaled $46.4 million, with a corresponding valuation allowance (included in the ALLL) of $2.8 million. The valuation allowance on impaired loans represents the impairment reserves on performing restructured loans, other accruing loans, and nonaccrual loans. At June 30, 2012, the total recorded investment in impaired loans was $37.0 million, with a corresponding valuation allowance (included in the ALLL) of $3.7 million. The increase in impaired loans in the third quarter of 2012, compared with recorded amounts in the second quarter of 2012, primarily resulted from the classification of three loans with an aggregate balance of $6.8 million, which were associated with one borrower.

Loans are reported as troubled debt restructurings (TDR) when the Bank grants a concession(s) to a borrower experiencing financial difficulties that it would not otherwise consider. Examples of such concessions include a reduction in the loan rate, forgiveness of principal or accrued interest, extending the maturity date(s) significantly, or providing a lower interest rate than would be normally available for a transaction of similar risk. As a result of these concessions, restructured loans are impaired as the Bank will not collect all amounts due, both principal and interest, in accordance with the terms of the original loan agreement. Impairment reserves on non-collateral dependent restructured loans are measured by comparing the present value of expected future cash flows of the restructured loans, discounted at the effective interest rate of the original loan agreement. These impairment reserves are recognized as a specific component to be provided for in the ALLL.

During the three months ended September 30, 2012, the Company restructured seven loans, two of which were restructured to grant interest rate concessions, and the five remaining loans were restructured in a manner that granted a combination of interest rate, maturity, or payment deferral concessions. During the three months ended September 30, 2011, the Company restructured eight loans, all of which were restructured to grant interest rate concessions. All loans reclassified as TDR’s during the three months ended September 30, 2012 and 2011 were on nonaccrual status.

As of September 30, 2012, the Company had $27.7 million in TDRs compared to $29.6 million as of June 30, 2012. As of September 30, 2012, the Company had one hundred and one loans that qualified as TDRs, of which sixty-five were performing according to their restructured terms. TDRs represented 4.59% of gross portfolio loans as of September 30, 2012, compared with 4.97% at June 30, 2012.

Table 10

	TROUBLED DEBT RESTRUCTURINGS
(Dollars in thousands)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Nonaccrual	$14,259	$13,607	$13,324	$13,418	$9,155
Accruing	13,480	16,040	17,904	17,883	20,516

Total troubled debt restructurings	$27,739	$29,647	$31,228	$31,301	$29,671
Percentage of total gross portfolio loans	4.59%	4.97%	5.29%	5.27%	4.95%

Nonperforming loans, which include nonaccrual loans and accruing loans past due 90 days or more, totaled $25.6 million or 4.24% of total portfolio loans as of September 30, 2012, as compared to $20.6 million, or 3.45% of total loans at June 30, 2012. Nonperforming assets, which include nonperforming loans and foreclosed real estate, totaled $28.7 million, or 3.03% of total assets as of September 30, 2012, compared with $23.2 million, or 2.41% of total assets as of June 30, 2012.

Table 11

	NONPERFORMING ASSETS
(Dollars in thousands)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Commercial	$3,330	$0	$0	$49	$228
Real estate construction
Commercial real estate construction	0	0	0	0	1,543
Residential real estate construction	77	104	105	106	107

Total real estate construction	77	104	105	106	1,650
Real estate mortgage
1-4 family, closed end 1st lien	2,315	4,114	4,378	4,474	4,205
1-4 family revolving	95	298	302	353	353
ITIN 1-4 family loan pool	9,418	9,829	10,166	10,332	9,805

Total real estate mortgage	11,828	14,241	14,846	15,159	14,363
Commercial real estate	10,393	6,160	5,943	6,104	3,034

Total nonaccrual loans	25,628	20,505	20,894	21,418	19,275
90 days past due and still accruing	0	65	0	95	373

Total nonperforming loans	25,628	20,570	20,894	21,513	19,648
Other real estate owned	3,052	2,647	1,913	3,731	1,665

Total nonperforming assets	$28,680	$23,217	$22,807	$25,244	$21,313
Nonperforming loans to total loans	4.24%	3.45%	3.54%	3.62%	3.28%
Nonperforming assets to total assets	3.03%	2.41%	2.45%	2.68%	2.30%

As of September 30, 2012, nonperforming assets of $28.7 million have been written down by 23%, or $6.7 million, from their original balance of $37.6 million.

Table 12

	OTHER REAL ESTATE OWNED ACTIVITY
(Dollars in thousands)	Q3 2012	Q2 2012	Q1 2012	Q4 2011	Q3 2011
Beginning balance	$2,647	$1,913	$3,731	$1,665	$1,793
Additions to OREO	4,046	1,817	134	2,399	129
Dispositions of OREO	(3,641)	(658)	(1,952)	(333)	(257)
OREO valuation adjustment	0	(425)	0	0	0

Ending balance	$3,052	$2,647	$1,913	$3,731	$1,665

At September 30, 2012, the recorded investment in OREO was $3.1 million compared to $2.6 million at June 30, 2012. For the three months ended September 30, 2012, the Company transferred foreclosed property from ten loans in the amount of $4.0 million to OREO and adjusted the balances through charges to the ALLL in the amount of $122 thousand relating to the transferred foreclosed property. During this period, the Company sold six properties with balances of $3.6 million for a net loss of $335 thousand. The September 30, 2012 OREO balance consists of seventeen properties, of which thirteen are secured with 1-4 family residential real estate in the amount of $938 thousand. The remaining four properties consist of improved commercial land in the amount of $750 thousand, a vacant residential lot in the amount of $24 thousand, and two commercial real estate properties in the amount of $1.3 million.

The following table presents an income statement summary for the periods indicated below.

Table 13
	INCOME STATEMENT
	Q3	Q3	Change		Q2	Full Year	Full Year
(Amounts in thousands, except for per share data)	2012	2011	$	%	2012	2011	2010
Interest income:
Interest and fees on loans	$8,462	$8,794	$(332)	-4%	$8,288	$35,084	$37,087
Interest on tax-exempt securities	612	470	142	30%	585	2,014	1,692
Interest on U.S. government securities	426	437	(11)	-3%	408	2,123	2,083
Interest on other securities	841	548	293	53%	794	2,410	1,616

Total interest income	10,341	10,249	92	1%	10,075	41,631	42,478
Interest expense:
Interest on demand deposits	147	191	(44)	-23%	153	787	968
Interest on savings deposits	90	172	(82)	-48%	105	792	921
Interest on certificates of deposit	866	1,204	(338)	-28%	1,005	4,912	6,151
Interest on securities sold under repurchase agreements	6	9	(3)	-33%	7	43	52
Interest on FHLB borrowings	(4)	135	(139)	-103%	(47)	579	626
Interest on other borrowings	121	94	27	29%	138	363	679

Total interest expense	1,226	1,805	(579)	-32%	1,361	7,476	9,397

Net interest income	9,115	8,444	671	8%	8,714	34,155	33,081
Provision for loan and lease losses	1,900	2,211	(311)	-14%	1,650	8,991	12,850

Net interest income after provision for loan and lease losses	7,215	6,233	982	16%	7,064	25,164	20,231
Noninterest income:
Service charges on deposit accounts	49	50	(1)	-2%	50	192	260
Payroll and benefit processing fees	122	99	23	23%	118	458	448
Earnings on cash surrender value – Bank owned life insurance	114	117	(3)	-3%	114	465	438
Gain on investment securities, net	550	532	18	3%	542	1,550	1,981
Gain on settlement of put reserve	0	0	0	0%	0	0	1,750
Merchant credit card service income, net	39	39	0	0%	38	376	235
Other income	545	212	333	157%	320	850	874

Total noninterest income	1,419	1,049	370	35%	1,182	3,891	5,986
Noninterest expense:
Salaries and related benefits	2,732	2,507	225	9%	2,595	9,957	8,865
Occupancy and equipment expense	508	548	(40)	-7%	473	2,009	2,273
Write down of other real estate owned	0	0	0	0%	425	557	1,571
FDIC insurance premium	202	300	(98)	-33%	198	1,319	1,016
Data processing fees	94	92	2	2%	115	389	270
Professional service fees	255	229	26	11%	304	1,016	1,289
Deferred compensation expense	150	136	14	10%	146	533	493
Goodwill impairment	0	0	0	0%	0	0	0
Other expenses	1,543	885	658	74%	1,060	4,148	2,911

Total noninterest expense	5,484	4,697	787	17%	5,316	19,928	18,688

Income before provision for income taxes	3,150	2,585	565	22%	2,930	9,127	7,529
Provision for income taxes	923	905	18	2%	857	2,444	2,043

Net Income	2,227	1,680	547	33%	2,073	6,683	5,486
Discontinued Operations:
(Loss) income from discontinued operations	(746)	1,210	(1,956)	-162%	622	1,513	2,104
Income tax (benefit) expense associated with income from discontinued operations	(239)	499	(738)	-148%	271	392	1,116

Net (loss) income from discontinued operations	(507)	711	(1,218)	-171%	351	1,121	988
Less: Net income from discontinued operations attributable to noncontrolling interest	0	348	(348)	-100%	172	549	254

Net income attributable to Bank of Commerce Holdings	$1,720	$2,043	$(323)	-16%	$2,252	$7,255	$6,220

Less: preferred dividend and accretion on preferred stock	250	334	(84)	-25%	248	943	940
Income available to common shareholders	$1,470	$1,709	$(239)	-14%	$2,004	$6,312	$5,280

Basic EPS attributable to continuing operations	$0.12	$0.08	$0.04	50%	$0.11	$0.34	$0.30
Basic EPS attributable to discontinued operations	$(0.03)	$0.02	$(0.05)	-250%	$0.01	$0.03	$0.05
Average basic shares	16,147	16,991	(844)	-5%	16,302	16,991	14,951
Diluted EPS attributable to continuing operations	$0.12	$0.08	$0.04	50%	$0.11	$0.34	$0.30
Diluted EPS attributable to discontinued operations	$(0.03)	$0.02	$(0.05)	-250%	$0.01	$0.03	$0.05
Average diluted shares	16,147	16,991	(844)	-5%	16,302	16,991	14,951

Table 14
	BALANCE SHEET
	September 30,	September 30,	Change		June 30,
(Dollars in thousands)	2012	2011	$	%	2012
ASSETS
Cash and due from banks	$40,541	$30,710	$9,831	32%	$40,035
Interest bearing due from banks	23,893	27,476	(3,583)	-13%	24,035

Total cash and cash equivalents	64,434	58,186	6,248	11%	64,070
Securities available-for-sale, at fair value	194,928	165,704	29,224	18%	201,348
Securities held-to-maturity, at amortized cost	18,808	0	18,808	100%	0
Portfolio loans	604,695	599,356	5,339	1%	596,105
Allowance for loan losses	(10,560)	(10,590)	30	0%	(12,497)

Net loans	594,135	588,766	5,369	1%	583,608
Mortgage loans held for sale	27,875	53,748	(25,873)	-48%	37,886
Total interest earning assets	910,740	876,994	33,746	4%	899,409
Bank premises and equipment, net	9,617	9,417	200	2%	9,709
Goodwill and other intangibles	63	0	63	100%	113
Other real estate owned	3,052	1,665	1,387	83%	2,647
Assets attributable to discontinued operations	0	18,706	(18,706)	-100%	32,216
Other assets	33,538	31,979	1,559	5%	30,948

TOTAL ASSETS	$946,450	$928,171	$18,279	2%	$962,545

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand – noninterest bearing	$114,856	$100,778	$14,078	14%	$118,386
Demand – interest bearing	223,687	175,745	47,942	27%	207,307
Savings accounts	91,666	94,519	(2,853)	-3%	89,405
Certificates of deposit	261,410	280,887	(19,477)	-7%	268,102

Total deposits	691,619	651,929	39,690	6%	683,200
Securities sold under agreements to repurchase	13,964	15,701	(1,737)	-11%	14,378
Federal Home Loan Bank borrowings	100,000	111,000	(11,000)	-10%	100,000
Junior subordinated debentures	15,465	15,465	0	0%	15,465
Liabilities attributable to discontinued operations	0	11,981	(11,981)	-100%	23,532
Other liabilities	14,049	9,339	4,710	50%	12,379

Total Liabilities	835,097	815,415	19,682	2%	848,954
Total Equity – Bank of Commerce Holdings	111,353	109,847	1,506	1%	110,115
Noncontrolling interest in subsidiary	0	2,909	(2,909)	-100%	3,476

Total Stockholders’ Equity	111,353	112,756	(1,403)	-1%	113,591

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$946,450	$928,171	$18,279	2%	$962,545

Table 15

	AVERAGE BALANCE SHEET (Year to Date)
(Dollars in thousands)	September 30, 2012	September 30, 2011	December 31, 2011	December 31, 2010	December 31, 2009
Earning assets:
Loans	$640,122	$634,945	$634,949	$640,213	$589,336
Tax exempt securities	76,151	50,330	52,467	42,172	28,384
US government securities	0	24,661	19,182	27,423	8,606
Mortgage backed securities	63,255	68,422	67,052	48,972	53,722
Other securities	68,962	41,828	44,664	15,702	17,313
Interest bearing due from banks	49,389	67,560	64,399	70,911	50,790
Fed funds sold	0	0	0	995	13,438

Average earning assets	897,879	887,746	882,713	846,388	761,589
Cash and DFB	9,926	2,240	2,251	1,781	3,638
Bank premises	9,529	9,531	9,489	9,814	10,322
Other assets	32,696	21,122	25,116	48,116	28,662

Average total assets	$950,030	$920,639	$919,569	$906,099	$804,211

Interest bearing liabilities:
Demand - interest bearing	$193,687	$154,882	$157,696	$141,983	$145,542
Savings deposits	89,543	91,918	91,876	76,718	62,846
CDs	297,445	301,607	296,034	321,051	317,417
Repurchase agreements	13,955	14,723	14,805	12,274	11,006
Other borrowings	127,151	148,418	139,331	134,255	122,057

	721,781	711,548	699,742	686,281	658,868
Demand - noninterest bearing	112,403	96,802	100,722	92,433	69,250
Other liabilities	4,609	4,908	10,997	31,748	9,467
Shareholders’ equity	111,237	107,381	108,108	95,637	66,626

Average liabilities & equity	$950,030	$920,639	$919,569	$906,099	$804,211

BOCH is a NASDAQ National Market listed stock. Please contact your local investment advisor for purchases and sales. Investment firms making a market in BOCH stock are:

Raymond James Financial / John T. Cavender

555 Market Street

San Francisco, CA (800) 346-5544

Sandler & O’Neil / Bryan Sullivan

919 Third Avenue, 6th Floor

New York, NY 10022 (888) 383-3112

McAdams Wright Ragen, Inc. / Joey Warmenhoven

1121 SW Fifth Avenue

Suite 1400

Portland, Oregon 97204 (866) 662-0351

Stifel Nicolaus / Perry Wright

1255 East Street #100

Redding, CA 96001 (530) 244-7199

Contact Information:

Patrick J. Moty, President and Chief Executive Officer	Telephone Direct	(530) 722-3953
Linda J. Miles, Executive Vice President and Chief Operating Officer	Telephone Direct	(530) 722-3955
Samuel D. Jimenez, Executive Vice President and Chief Financial Officer	Telephone Direct	(530) 722-3952